Exhibit 5.1

January 23, 2018

FTS International, Inc.
777 Main Street, Suite 2900

Fort Worth, Texas  76102

Re:                             Registration Statement on Form S-1, as amended (No. 333-215998)
Relating to the Initial Public Offering of up to
17,424,243 shares of Common Stock of FTS International, Inc.

Ladies and Gentlemen:

We are acting as counsel for FTS International, Inc., a Delaware corporation (the “Company”), in connection with the initial public offering and sale of up to 17,424,243 shares (the “Shares”) of common stock, par value $0.01 per share, pursuant to the Underwriting Agreement (the “Underwriting Agreement”), proposed to be entered into by and among the Company, Credit Suisse Securities (USA), LLC and Morgan Stanley & Co. LLC, acting as the representatives of the several underwriters to be named in Schedule A thereto.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration therefor, as provided in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that (a) the Underwriting Agreement will have been executed and delivered by the parties thereto, and the resolutions authorizing the Company to issue and deliver the Shares pursuant to the Underwriting Agreement will be in full force and effect at all times at which the Shares are issued and delivered by the Company and (b) the Company will issue and deliver the Shares after filing with the Secretary of State of the State of Delaware the Company’s Amended and Restated Certificate of Incorporation, to be in effect upon completion of the initial public offering, in the form approved by us and filed as an exhibit to the Registration Statement on Form S-1, as amended (No. 333-215998) (the “Registration Statement”), filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”).

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day